Phone +41 44 444 35 55 www.bdo.ch zurich@bdo.ch	BDO AG Schiffbaustrasse 2 8031 Zurich Switzerland

Consent of Independent Registered Public Accounting Firm

SEALSQ Corp, British Virgin Island

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 10, 2023, relating to the financial statements of SEALSQ Corp, which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Zurich, Switzerland, August 8, 2023

BDO AG

/s/ Philipp Kegele	/s/ Sascha Gasser

Philipp Kegele	ppa. Sascha Gasser

BDO AG, a limited company under Swiss law, incorporated in Zurich, forms part of the international BDO Network of independent member firms.